Exhibit 4.1

RIGHTS AGREEMENT

This Rights Agreement (this “Agreement”) is made as of January 15, 2026 between Infinite Eagle Acquisition Corp., a Cayman Islands exempted company (the “Company”), and Efficiency INC., a Delaware corporation, as rights agent (the “Rights Agent”).

WHEREAS, the Company is engaged in a public offering (the “Public Offering”) of 30,000,000 units (or 34,500,000 units if the underwriters’ over-allotment option is exercised in full) (each a “Unit”), comprised of one Class A ordinary share of the Company, par value $0.0001 per share (“Class A Ordinary Shares”), and one right to receive one twenty-fifth (1/25) of one Class A Ordinary Share upon the consummation of an initial business combination (the “Eagle Share Rights”), and, in connection therewith, will issue and deliver 30,000,000 Eagle Share Rights (or up to 34,500,000 Eagle Share Rights if the underwriters’ over-allotment option is exercised in full);

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1, File No. 333-291679 (the “Registration Statement”) and a related Prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Act”) of, the Units, the Class A Ordinary Shares, the Eagle Share Rights and the Class A Ordinary Shares issuable to the holders of the Eagle Share Rights;

WHEREAS, the Company desires the Rights Agent to act on behalf of the Company, and the Rights Agent is willing to so act, in connection with the issuance, registration, transfer and exchange of the Eagle Share Rights;

WHEREAS, the Company desires to provide for the form and provisions of the Eagle Share Rights, the terms upon which they shall be issued, and the respective rights, limitation of rights, and immunities of the Company, the Rights Agent, and the holders of the Eagle Share Rights; and

WHEREAS, all acts and things have been done and performed that are necessary to make the Eagle Share Rights, when executed on behalf of the Company and countersigned by or on behalf of the Rights Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company for the Eagle Share Rights, and the Rights Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Rights.

2.1. Form of Right. Each Eagle Share Right shall be issued in registered or book entry form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein.

2.2. Effect of Countersignature. Except with respect to uncertificated Eagle Share Rights as described above, unless and until countersigned by the Rights Agent pursuant to this Agreement, a registered Eagle Share Right shall be invalid and of no effect and may not be exchanged for Class A Ordinary Shares.

2.3. Registration.

2.3.1. Right Register. The Rights Agent shall maintain books (the “Right Register”) for the registration of original issuance and the registration of transfer of the Eagle Share Rights. Upon the initial issuance of the Eagle Share Rights, the Rights Agent shall issue and register the Eagle Share Rights in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Rights Agent by the Company.

2.3.2. Registered Holder. Prior to due presentment for registration of transfer of any Eagle Share Right, the Company and the Rights Agent may deem and treat the person or entity in whose name such Eagle Share Right shall be registered upon the Right Register (the “registered holder”) as the absolute owner of such Eagle Share Right and of each Eagle Share Right represented thereby (notwithstanding any notation of ownership or other writing on the Right Certificate made by anyone other than the Company or the Rights Agent), for the purpose of the exchange thereof, and for all other purposes, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

2.4. Detachability of Eagle Share Rights. Each of the securities comprising the Units shall begin separate trading on the fifty-second (52nd) day following the date of the Prospectus (or, if such date is not a business day, the following business day, or earlier, with the consent of Goldman Sachs & Co. LLC) (the “Detachment Date”).

3. Terms and Exchange of Eagle Share Rights.

3.1. Eagle Share Rights. Each Eagle Share Right shall entitle the holder thereof to receive one twenty-fifth (1/25) of one Class A Ordinary Share upon consummation of the Exchange Event.

3.2. Exchange Event. An “Exchange Event” shall be the Company’s consummation of an initial Business Combination (as defined in the Company’s Amended and Restated Memorandum and Articles of Association (as the same may be amended and/or restated from time to time, the “Articles”)).

3.3. Exchange of Eagle Share Rights.

3.3.1. Issuance of Class A Ordinary Shares. As soon as practicable upon the occurrence of the Exchange Event, the Rights Agent shall issue to the holder of such Eagle Share Right(s) the number of full Class A Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it and issue to such holder a book-entry position for such shares. No additional consideration shall be paid by a holder of Eagle Share Rights in order to receive his, her or its Class A Ordinary Shares upon an Exchange Event. In an Exchange Event where the Company is not the surviving entity, each holder of an Eagle Share Right must affirmatively convert its Eagle Share Right in order to receive one twenty-fifth (1/25) of one Class A Ordinary Share upon consummation of the Exchange Event, unless such requirement is otherwise waived by the Company. In no event will the Company be required to net cash settle the Eagle Share Rights or issue fractional Class A Ordinary Shares. At the time of the Exchange Event, the Company will instruct the Rights Agent to round down to the nearest whole Class A Ordinary Share or otherwise inform it how fractional shares will be addressed in accordance with Cayman Islands law and the Articles.

3.3.2. Valid Issuance. All Class A Ordinary Shares issued upon an Exchange Event in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.3. Date of Issuance. Each person in whose name any book-entry position for Class A Ordinary Shares is issued shall for all purposes be deemed to have become the holder of record of such shares on the date of the Exchange Event, irrespective of the date of delivery of such book-entry position.

3.3.4. Company Not Surviving Following Exchange Event. Upon an Exchange Event in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of Eagle Share Rights to receive the same per share consideration as the holders of Class A Ordinary Shares will receive in such transaction.

3.4. Duration of Eagle Share Rights. If an Exchange Event does not occur within the time period set forth in the Articles, the Eagle Share Rights shall expire and shall be worthless.

4. Transfer and Exchange of Eagle Share Rights.

4.1. Registration of Transfer. The Rights Agent shall register the transfer, from time to time, of any outstanding Eagle Share Right upon the Right Register, in the case of certificated Eagle Share Rights, upon surrender of such Eagle Share Right for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer of a certificated Eagle Share Right, a new Eagle Share Right representing an equal aggregate number of Eagle Share Rights shall be issued and the old Eagle Share Right shall be cancelled by the Rights Agent. The Eagle Share Rights so cancelled shall be delivered by the Rights Agent to the Company from time to time upon request.

4.2. Procedure for Surrender of Eagle Share Rights. Eagle Share Rights may be surrendered to the Rights Agent, together with a written request for exchange or transfer, and thereupon the Rights Agent shall issue in exchange therefor one or more new Eagle Share Rights as requested by the registered holder of the Eagle Share Rights so surrendered, representing an equal aggregate number of Eagle Share Rights; provided, however, that in the event that a Eagle Share Right surrendered for transfer bears a restrictive legend and the new Eagle Share Rights to be issued will not bear a restrictive legend, the Rights Agent shall not cancel such Eagle Share Right and issue new Eagle Share Rights in exchange therefor until the Rights Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating no restrictive legend is required.

4.3. Fractional Rights. The Rights Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Right Certificate for a fraction of an Eagle Share Right.

4.4. Service Charges. No service charge shall be made for any exchange or registration of transfer of Eagle Share Rights.

4.5. Right Execution and Countersignature. The Rights Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Rights required to be issued pursuant to the provisions of this Section 4, and the Company, whenever required by the Rights Agent, will supply the Rights Agent with Eagle Share Rights duly executed on behalf of the Company for such purpose.

4.6. Adjustments to Conversion Ratios. The number of Class A Ordinary Shares that the holders of Eagle Share Rights are entitled to receive as a result of the occurrence of an Exchange Event shall be equitably adjusted to reflect appropriately the effect of any share subdivision, consolidation, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Class A Ordinary Shares occurring on or after the date hereof and prior to the Exchange Event.

5. Other Provisions Relating to Rights of Holders of Eagle Share Rights.

5.1. No Rights as Shareholder. Until the exchange of an Eagle Share Right for Class A Ordinary Shares as provided for herein, an Eagle Share Right does not entitle the registered holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

5.2. Lost, Stolen, Mutilated, or Destroyed Eagle Share Rights. If any Eagle Share Right is lost, stolen, mutilated, or destroyed, the Company and the Rights Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Eagle Share Right, include the surrender thereof), issue a new Eagle Share Right of like denomination, tenor, and date as the Eagle Share Right so lost, stolen, mutilated, or destroyed. Any such new Eagle Share Right shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Eagle Share Right shall be at any time enforceable by anyone.

5.3. Reservation of Class A Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Class A Ordinary Shares that will be sufficient to permit the exchange of all outstanding Eagle Share Rights issued pursuant to this Agreement.

6. Concerning the Rights Agent and Other Matters.

6.1. Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Rights Agent in respect of the issuance or delivery of Class A Ordinary Shares upon the exchange of Eagle Share Rights, but the Company shall not be obligated to pay any transfer taxes in respect of the Eagle Share Rights or such shares.

6.2. Resignation, Consolidation, or Merger of Rights Agent.

6.2.1. Appointment of Successor Rights Agent. The Rights Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Rights Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Rights Agent in place of the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Rights Agent or by the holder of the Eagle Share Right (who shall, with such notice, submit his, her or its Eagle Share Right for inspection by the Company), then the holder of any Eagle Share Right may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Rights Agent at the Company’s cost. Any successor Rights Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Rights Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Rights Agent with like effect as if originally named as Rights Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Rights Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Rights Agent all the authority, powers, and rights of such predecessor Rights Agent hereunder; and upon request of any successor Rights Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Rights Agent all such authority, powers, rights, immunities, duties, and obligations.

6.2.2. Notice of Successor Rights Agent. In the event a successor Rights Agent shall be appointed, the Company shall give notice thereof to the predecessor Rights Agent and the transfer agent for the Class A Ordinary Shares not later than the effective date of any such appointment.

6.2.3. Merger or Consolidation of Rights Agent. Any corporation into which the Rights Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Rights Agent shall be a party shall be the successor Rights Agent under this Agreement without any further act.

6.3. Fees and Expenses of Rights Agent.

6.3.1. Remuneration. The Company agrees to pay the Rights Agent reasonable remuneration for its services as such Eagle Share Rights Agent hereunder and will reimburse the Rights Agent upon demand for all expenditures that the Rights Agent may reasonably incur in the execution of its duties hereunder.

6.3.2. Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Rights Agent for the carrying out or performing of the provisions of this Agreement.

6.4. Liability of Rights Agent.

6.4.1. Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chief Financial Officer and delivered to the Rights Agent. The Rights Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

6.4.2. Indemnity. The Rights Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. Subject to Section 6.6 below, the Company agrees to indemnify the Rights Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Rights Agent in the execution of this Agreement except as a result of the Rights Agent’s gross negligence, willful misconduct, or bad faith.

6.4.3. Exclusions. The Rights Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Eagle Share Right (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Eagle Share Right; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Class A Ordinary Shares to be issued pursuant to this Agreement or any Eagle Share Right or as to whether any Class A Ordinary Shares will, when issued, be valid and fully paid and nonassessable.

6.5. Acceptance of Agency. The Rights Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth.

6.6. Waiver. The Rights Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Rights Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

7. Miscellaneous Provisions.

7.1. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns.

7.2. Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Eagle Share Right to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Rights Agent), as follows:

Infinite Eagle Acquisition Corp.

955 Fifth Avenue

New York, New York 10075

Attn: Eli Baker

with a copy to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Attn: Joel Rubinstein

Daniel Nussen

Fax No.: (212) 354-8113

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Eagle Share Right or by the Company to or on the Rights Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Rights Agent with the Company), as follows:

Efficiency INC.

240 Sand Hill Rd, Suite 101

Menlo Park, CA 94025

Attn: Carol Nguyen

7.3. Applicable Law. The validity, interpretation, and performance of this Agreement and of the Eagle Share Rights shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Subject to applicable law, the Company and the Rights Agent hereby agree that any action, proceeding or claim against either of them arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. The Company and the Rights Agent hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum or any compliant asserting a cause of action arising under the Securities Act against the Company or any of the Company’s directors, officers, other employees or agents. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in the Eagle Share Rights shall be deemed to have notice of and to have consented to the forum provisions in this Section 7.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any Eagle Share Rights holder, such Eagle Share Rights holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such Eagle Share Rights holder in any such enforcement action by service upon such Rights holder’s counsel in the foreign action as agent for such Eagle Share Rights holder.

7.4. Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Eagle Share Rights and any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the registered holders of the Eagle Share Rights.

7.5. Examination of Rights Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Rights Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Eagle Share Right. The Rights Agent may require any such holder to submit his, her or its Eagle Share Right for inspection by it.

7.6. Counterparts. This Agreement may be executed in any number of original or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7.7. Effect of Headings. The Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

7.8. Amendments. This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders in any material respect. All other modifications or amendments shall require the written consent or vote of the registered holders of a majority of the then outstanding Eagle Share Rights.

7.9. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

INFINITE EAGLE ACQUISITION CORP.

By:	/s/ Eli Baker
Name:	Eli Baker
Title:	Chief Executive Officer

EFFICIENCY INC.

By:	/s/ Carol Nguyen
Name:	Carol Nguyen
Title:	Chief Executive Officer

[Signature Page to Rights Agreement]

EXHIBIT A

Form of Eagle Share Rights Certificate

NUMBER	SPECIMEN EAGLE SHARE RIGHT CERTIFICATE

INFINITE EAGLE ACQUISITION CORP

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

RIGHT

SEE REVERSE FOR

CERTAIN DEFINITIONS

CUSIP _________

THIS CERTIFIES THAT, for value received

is the registered holder of a right or rights (the “Eagle Share Right”) to automatically receive one twenty-fifth of one Class A ordinary share, $0.0001 par value (the “Class A Ordinary Share”), of Infinite Eagle Acquisition Corp. (the “Company”) for each Eagle Share Right evidenced by this Eagle Share Right Certificate on the Company’s completion of an initial business combination (as defined in the prospectus relating to the Company’s initial public offering (“Prospectus”)) upon surrender of this Eagle Share Right Certificate pursuant to the Rights Agreement between the Company and Efficiency INC., as Rights Agent. In no event will the Company be required to net cash settle any Eagle Share Right.

Upon liquidation of the Company in the event an initial business combination is not consummated during the required period as identified in the Company’s Amended and Restated Memorandum and Articles of Association, the Eagle Share Right shall expire and be worthless. The holder of an Eagle Share Right shall have no right or interest of any kind in the Company’s trust account (as defined in the Prospectus).

Upon due presentment for registration of transfer of the Eagle Share Right Certificate at the office or agency of the Rights Agent, a new Eagle Share Right Certificate or Eagle Share Right Certificates of like tenor and evidencing in the aggregate a like number of Eagle Share Rights shall be issued to the transferee in exchange for this Eagle Share Right Certificate, without charge except for any applicable tax or other governmental charge. The Company shall not issue fractional share upon exchange of Eagle Share Rights. The Company reserves the right to deal with any fractional entitlement at the relevant time in any manner (as provided in the Rights Agreement).

The Company and the Rights Agent may deem and treat the registered holder as the absolute owner of this Eagle Share Right Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any conversion hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

This Eagle Share Right does not entitle the registered holder to any of the rights of a shareholder of the Company.

Dated:______________

CHAIRMAN	CHIEF FINANCIAL OFFICER

Efficiency INC., as Rights Agent

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT	—		Custodian
					(Cust)		(Minor)

TEN ENT	—	as tenants by the entireties			under Uniform Gifts to Minors Act

JT TEN	—	as joint tenants with right of survivorship and not as tenants in common
(State)

Additional Abbreviations may also be used though not in the above list.

Infinite Eagle Acquisition Corp.

The Company will furnish without charge to each shareholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights. This certificate and the rights represented thereby are issued and shall be held subject to all the provisions of the memorandum and articles of association and all amendments thereto and resolutions of the Board of Directors providing for the issue of Class A Ordinary Shares (copies of which may be obtained from the secretary of the Company), to all of which the holder of this certificate by acceptance hereof assents.

For value received, _______________________ hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

Eagle Share Rights represented by the within Certificate, and do hereby irrevocably constitute and appoint

Attorney to transfer said rights on the books of the within named Company will full power of substitution in the premises.

Dated __________________

	Notice:	The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

The holder of this certificate shall have no right or interest of any kind in or to the funds held in the Company’s trust account (as defined in the Prospectus).